Designated Filer:	Basswood Capital Management, L.L.C.
Issuer & Ticker Symbol:	Bridge Bancorp, Inc. [BDGE]
Date of Event Requiring Statement:	December 31, 2018

Explanation of Responses:
1.
This Form 4 is filed on behalf of Matthew Lindenbaum, Bennett Lindenbaum, Basswood Financial Fund, LP (“BFF”), Basswood Financial Fund, Inc. (“BFF, Inc.”), Basswood Financial Long Only Fund, LP (“BLOF”), Basswood Enhanced Long Short Fund, L.P. (“BELS”), Basswood Enhanced Long Short GP, LLC, Basswood Partners, L.L.C. and Basswood Capital Management, L.L.C. (collectively, the “Reporting Persons”). Basswood Capital Management, L.L.C. is the investment manager or adviser to BFF, Basswood Opportunity Fund, Inc. (“BOF”), Basswood Opportunity Partners, LP (“BOP”), BFF, Inc. and BELS (collectively, and, together with BFF, BOF, BLOF, BFF, Inc. and BOP, the “Funds”) and certain separate managed accounts managed by Basswood Capital Management, L.L.C. (the “Managed Accounts”) and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the Managed Accounts. Basswood Partners, L.L.C. is the general partner of BFF, BOP and BLOF, and may be deemed to have a pecuniary interest in the Common Stock held directly by BFF, BOP and BLOF.  Basswood Enhanced Long Short GP, LLC is the general partner of BELS and may be deemed to have a pecuniary interest in the Common Stock held directly by BELS. Matthew Lindenbaum and Bennett Lindenbaum are the managing members of Basswood Capital Management, L.L.C. and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the Managed Accounts, and also directly hold shares of Common Stock.  In accordance with Instruction 4(b)(iv), the entire amount of Common Stock held by the Funds or Managed Accounts are reported herein. Each Reporting Person disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by the Funds or Managed Accounts, except to the extent of any direct or indirect pecuniary interest therein. Basswood Capital Management, L.L.C. and Basswood Partners, L.L.C. also disclaim beneficial ownership of the shares held directly by Matthew Lindenbaum and Bennett Lindenbaum. Matthew Lindenbaum and Bennett Lindenbaum each disclaim beneficial ownership of the shares held directly by the other.

Matthew Lindenbaum, a managing member of Basswood Capital Management, L.L.C, serves on the board of directors of the Issuer as a representative of the Reporting Persons.  As a result, each of the Reporting Persons is a “director-by-deputization” solely for purposes of Section 16 of the Exchange Act.  By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the Reporting Persons may be deemed to be a beneficial owner of the shares of Common Stock issued to Matthew Lindenbaum.
2.	Represents a cross-trade of Common Stock among certain of the Funds or Managed Accounts.
3.	Common Stock held directly by BFF.
4.	Common stock held directly by BFF, Inc.
5.	Common stock held directly by BLOF.
6.	Common stock held directly by BELS.
7.	Common Stock held directly by Managed Accounts.
8.	Common Stock held directly by BOP.
9.	Common Stock held directly by BOF.
10.	Common Stock held directly by Bennett Lindenbaum.
11.	Common Stock held directly by Matthew Lindenbaum, which includes 899.820 shares of Common Stock underlying a restricted stock unit award.